Exhibit 99.1

Contact: William H. Galligan, (816) 983-1551, bgalligan@kcsouthern.com

KCS COMPLETES EARLY SETTLEMENT OF KCSM’S CASH TENDER OFFERS FOR ITS 8% SENIOR NOTES DUE 2018 AND ITS 6.625% SENIOR NOTES DUE 2020

Kansas City, Mo., May 3, 2013 — Kansas City Southern (“KCS”) (NYSE:KSU) announced today that its wholly-owned subsidiary, Kansas City Southern de México, S.A. de C.V., a Mexican corporation (“KCSM”), has completed the early settlement of its previously announced cash tender offers (the “Any and All Tender Offers”) for KCSM’s 8% Senior Notes due 2018 and KCSM’s 6.625% Senior Notes due 2020 (the “Any and All Notes”). KCSM funded the early settlement with a portion of the proceeds from its $725 million offering of senior notes completed on May 3, 2013.

KCSM accepted for purchase all Any and All Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on April 23, 2013 (the “Early Tender Deadline”). Holders of the Any and All Notes were paid the applicable Total Consideration listed in the table below, plus accrued and unpaid interest. Notes validly tendered and not validly withdrawn after the Early Tender Deadline but at or prior to 12:00 midnight, New York City time, on May 7, 2013, and accepted for purchase will be eligible to receive only the “Tender Offer Consideration,” which is the applicable Total Consideration minus an early tender payment of $30 per $1,000 principal amount of Notes, plus accrued and unpaid interest.

Title of Security	CUSIP Numbers	Outstanding Aggregate Principal Amount (millions)	Principal Amount Tendered at Early Tender Deadline	Total Consideration (1)	Total Consideration For All Notes Accepted for Purchase
8% Senior Notes due 2018	485161AH6	$300.0	$237,202,000	$1,094.51	$259,619,961

6.625% Senior Notes due 2020	485161AK9	$185.0	$180,970,000	$1,182.88	$214,065,794

(1)	Per $1,000 principal amount accepted for purchase.

KCSM is concurrently offering to purchase (the “Maximum Tender Offer” and, together with the Any and All Tender Offers, the “Tender Offers”) an amount of its 6.125% Senior Notes due 2021 (the “Maximum Tender Offer Notes”) such that the aggregate consideration paid to holders of the Maximum Tender Offer Notes does not exceed $650.0 million less the aggregate amount of consideration (excluding accrued and unpaid interest) paid or payable by KCSM to the holders of its Any and All Notes validly tendered, not validly withdrawn and accepted for purchase pursuant to the Any and All Tender Offers. Subject to terms and conditions of the Tender Offers set forth in the Offer to Purchase and Consent Solicitation Statement dated April 10, 2013 (the “Offer to Purchase”), and applicable law, acceptance of Maximum Tender Offer Notes is subject to proration as described in the Offer to Purchase.

The Tender Offers expire at 12:00 midnight, New York City time, on May 7, 2013, unless otherwise extended by KCSM.

BofA Merrill Lynch is acting as the Dealer Manager and Solicitation Agent for the Tender Offers. Persons with questions regarding any of the Tender Offers should contact BofA Merrill Lynch toll-free at (888) 292-0070 or collect at (980) 387-3907 (attention: Liability Management Group). Requests for documents should be directed to D.F. King & Co., Inc., the Information and Tender Agent for the Tender Offers, at (800) 829-6551 or (212) 269-5550 and by email: kcs@dfking.com.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any of the Any and All Notes or the Maximum Tender Offer Notes. The Tender Offers are being made solely by the Offer to Purchase.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains forward-looking statements that are not based upon historical information. Readers can identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs. Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date of this news release. However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which management has little or no control, including: domestic and international economic conditions; interest rates; the business environment in industries that produce and consume rail freight; competition and consolidation within the transportation industry; fluctuation in prices or availability of key materials, in particular diesel fuel; labor difficulties, including strikes and work stoppages; credit risk of customers and counterparties and their failure to meet their financial obligation; the outcome of claims and litigation; legislative and regulatory developments; political and economic conditions in Mexico and the level of trade between the United States and Mexico; changes in securities and capital markets; disruptions to KCSM’s technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; acts of terrorism or risk of terrorist activities; war or risk of war; and other factors affecting the operation of the business of KCS and KCSM. More detailed information about these factors may be found in filings by Kansas City Southern and Kansas City Southern de México, S.A. de C.V. with the Securities and Exchange Commission, including their most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. KCS and KCSM are under no obligation to, and expressly disclaim any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events or otherwise.

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